Exhibit 99.1 Brookdale Reports September 2021 Occupancy Nashville, Tenn., October 8, 2021 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for September 2021. 2020 2021 Occupancy Sept Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Weighted avg. % 74.3% 73.8% 72.8% 71.5% 70.0% 69.4% 69.4% 69.9% 70.5% 71.2% 72.0% 72.5% 73.0% Month-end % 75.0% 74.1% 73.1% 71.5% 70.4% 70.1% 70.6% 71.1% 71.6% 72.6% 73.3% 73.7% 74.2% September 2021 Observations:  Seven consecutive months of occupancy growth.  Strong month-end move-ins progress helped the Company to close the month with a 50 basis point increase on a sequential weighted average occupancy percentage basis.  Improved quarterly weighted average occupancy growth. Compared to the prior quarter, the third quarter increased 200 basis points, more than double the second quarter increase of 90 basis points.  We expect to continue to publish monthly occupancy reports until we return to providing financial guidance, at which point we would expect to return to our historical reporting practices. About Brookdale Senior Living Brookdale Senior Living Inc., the nation’s premier operator of senior living communities, is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence and integrity. The Company operates independent living, assisted living, Alzheimer’s and dementia care communities, and through its comprehensive network of services, Brookdale helps to provide seniors with care and services to support their lifestyle in an environment that feels like home. The Company’s expertise in healthcare, hospitality and real estate provides our residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. The Company operates and manages 682 communities in 41 states as of September 30, 2021, with the ability to serve over 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or Twitter. Kathy MacDonald, SVP Investor Relations • 615-505-1968 • email: Kathy.macdonald@brookdale.com 60% 65% 70% 75% 80% Sep 2020 Oct Nov Dec Jan 2021 Feb Mar Apr May Jun Jul Aug Sep Average for Month Month-end Weighted average 4Q 2020 72.7% 1Q 2021 69.6% 2Q 2021 70.5% 3Q 2021 72.5% Brookdale’s Consolidated Occupancy